EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

ESTATE OF LAURA CAMPBELL RHIND

/s/ David S. Rhind
David S. Rhind, Executor
Dated: December 29, 2017

/s/ David S. Rhind
David S. Rhind
Dated: December 29, 2017